Exhibit 16.1

August 28, 2018

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE:	Cardiff Lexington Corporation
File No.:	000-49709

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission August 28, 2018 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

We’ve not been contacted by the successor auditor and have no basis to agree or disagree with statements pertaining to them.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malonebailey.com
Houston, Texas